UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2006

AKSYS, LTD.
(Exact name of registrant as specified in its charter)

000-28290
(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Two Marriott Drive
Lincolnshire, Illinois  60069
(Address of principal executive offices, with zip code)

(847) 229-2020
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into Material Definitive Agreements

Executive Employment Agreements.  On September 18, 2006, Aksys, Ltd. (the “Company”) appointed Karen R. Krumeich as the Company’s interim Chief Financial Officer.  In connection with Ms. Krumeich’s appointment, the Company entered into an employment letter with Ms. Krumeich.  The employment letter provides for a base salary of $28,000 per month, less applicable withholdings, and the reimbursement of reasonable business expenses.

In addition, on September 18, 2006, the Company entered into an interim executive services agreement with Tatum, LLC, an executive services firm.  Ms. Krumeich is a partner of Tatum.  Pursuant to the interim executive services agreement, the Company will pay Tatum a fee of $7,000 per month.  If the Company determines to convert Ms. Krumeich into a regular employee of the Company by terminating the interim executive services agreement and the parties are otherwise unable to reach a mutually acceptable agreement with respect to the fee to be paid to Tatum in such event, the parties agreed that such fee would be 25% of Ms. Krumeich’s annual base salary, plus the maximum amount of any bonus Ms. Krumeich was eligible to receive from the Company with respect to the then current fiscal year and a nominal ongoing monthly resource fee.

The foregoing summaries of the employment letter with Ms. Krumeich and the interim executive services agreement with Tatum are qualified in their entirety by such agreements, which are attached as exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.

The Company also issued a press release regarding Ms. Krumeich’s appointment on September 19, 2006.  The full text of the press release is attached hereto as exhibit 99.1 and incorporated herein by reference.

Separation Agreement.  On September 20, 2006, the Company and Laurence P. Birch, the Company’s former Senior Vice President and Chief Financial Officer, entered into a separation agreement.  Pursuant to the separation agreement, Mr. Birch will receive severance equal to 12 months of his current base salary of $245,000, less applicable withholdings, which will be paid in the form of salary continuation.  Mr. Birch will also receive a lump sum payment of $5,000.  These payments will discharge any other severance obligations that the Company may have to Mr. Birch.  The parties also have released each other, subject to certain exceptions, from claims they may have against each other.  The foregoing summary is qualified in its entirety by the separation agreement with Mr. Birch, which is attached as exhibit 10.3 to this Form 8-K and incorporated herein by reference.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 18, 2006, the Company appointed Karen R. Krumeich as the interim Chief Financial Officer of the Company effective as of such date.  Ms. Krumeich, age 52, has been a partner at Tatum LLC, an executive services and consulting firm, since July 2006.  From January 2005 to May 2006, she served as Vice President, Finance and Chief Financial Officer of Electro-Optical Sciences, Inc., a public medical device company focused on the development of instruments to assist in the diagnosis of melanoma.  From August 2004 to January 2005, she served as a financial consultant with Horn Murdock Cole, a financial consulting firm.  From September 2002 to July 2004, she served as divisional Chief Financial Officer of the hospital group division of Henry Schein, Inc., a publicly-held medical and dental products distributor.  From March 2000 to August 2002, she served as a financial consultant with Consulting Associates, a financial consulting firm.

In connection with Ms. Krumeich’s employment with the Company, the Company entered into an employment letter with Ms. Krumeich and an interim executive services agreement with Tatum, LLC, of which Ms. Krumeich is a partner.  The material terms of the employment letter and interim executive services agreement are summarized above in Item 1.01 of this Form 8-K.

The Company terminated the employment of Laurence P. Birch, the former Senior Vice President and Chief Financial Officer of the Company, on September 18, 2006.  Mr. Birch also resigned from the Company’s board of directors on September 20, 2006, in connection with his departure from the Company.

Separately, Richard B. Egen resigned from the Company’s board of directors on September 16, 2006, in order to focus on other interests.

The Company is not aware of any disagreement between the Company and Mr. Birch or Mr. Egen regarding any matter relating to the Company’s operations, policies or practices.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
10.1	Offer Letter dated as of September 18, 2006, between Aksys, Ltd. and Karen R. Krumeich
10.2	Interim Executive Services Agreement dated as of September 18, 2006, between Aksys, Ltd. and Tatum, LLC
10.3	Separation Agreement dated as of September 20, 2006, between Aksys, Ltd. and Laurence P. Birch
99.1	Press Release issued by Aksys, Ltd. dated September 19, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.
Dated: September 21, 2006
	By:	/s/ Howard J. Lewin
		Name:	Howard J. Lewin
		Title:	President and Chief Executive Officer